ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20070147767-21
[signature] Ross Miller Secretary of State State of Nevada	Filing Date and Time 03/02/2007 10:30 AM
	Entity Number C12333-1997

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Centenary International Corp.

2. The articles have been amended as follows (provide article numbers, if available):

Effective on March 30, 2007, at 5:00 p.m. Eastern Time (the "Effective Time"), the issued and outstanding shares of common stock of this corporation shall be deemed to be "reverse split," and in furtherance thereof, there shall, after the Effective Time, be deemed to be issued and outstanding one (1) share of the common stock of the corporation for each one hundred (100) shares of the common stock of the corporation issued and outstanding immediately prior to the Effective Time (the "Reverse Split"). To the extent that any shareholder shall be deemed after the Effective Time as a result of this Amendment to own a fractional share of common stock, such fractional share shall be deemed to be one whole share.

Article 4 of this corporation's articles of incorporation shall not be affected by the Reserve Split. Following the Reverse Split, this corporation shall continue to have 50,000,000 shares of common stock authorized with a par value of $0.001 per share

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 12,891,895

4. Effective date of filing (optional): 3/30/07
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required): X [signature]

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.